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                                                                    EXHIBIT 4(b)

                            LIFE TECHNOLOGIES, INC.
                 1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


1.  Purpose
    -------

     The purpose of this 1996 Non-Employee Directors' Stock Option Plan (the "Plan") of Life Technologies, Inc. (the "Company") is to strengthen the Company's ability to attract and retain the services of knowledgeable and experienced persons who, through their efforts and expertise, can make a significant contribution to the success of the Company's business by serving as members of the Company's Board of Directors and to provide additional incentive for such directors to continue to work for the best interests of the Company and its stockholders through ownership of its Common Stock, $.01 par value (the "Common Stock"). Accordingly, the Company will grant to each non-employee director options to purchase shares of the Company's Common Stock on the terms and conditions hereinafter established.

2.  Stock Subject to Plan
    ---------------------

     The Company may issue and sell a total of 500,000 shares of its Common Stock pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired by its terms, by cancellation or otherwise.

3.  Administration of the Plan
    --------------------------

     The Plan shall be administered by the Board of Directors of the Company (the "Board"). The interpretation and construction by the Board of any provisions of the Plan or of any other matters related to the Plan shall be final. The Board may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan.

     The Board may at any time amend, alter, suspend or terminate the Plan; provided, however, that any such action would not impair any option to purchase Common Stock theretofore granted under the Plan; and provided further that without the approval of the Company's stockholders, no amendments or alterations would be made which would (i) increase the number of shares of Common Stock that may be purchased by each non-employee director under the Plan (except as permitted by Paragraph 10), (ii) increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan (except as permitted by Paragraph 10), (iii) decrease the option exercise price (except as permitted by Paragraph 10), or (iv) extend the period during which outstanding options granted under the Plan may be exercised; and provided further that Paragraph 5 of the Plan shall not be amended more than once every six months other than to comply with changes in the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
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4.  Eligibility
    -----------

     All directors of the Company who are neither officers nor employees of the Company or any of its subsidiaries shall be eligible to receive options under the Plan.

5.  Grants
    ------

     (i) Each non-employee director shall automatically be issued an option to purchase 4,500 shares of the Company's Common Stock (the "Initial Option") on October 1, 1996, if he or she is then serving as a director, or, if later, on the date of his or her initial election or appointment to the Board at the following price for the following term and otherwise in accordance with the terms of the Plan:

     (a) The option exercise price per share of Common Stock shall be the Fair Market Value (as defined below) of the Common Stock covered by such Initial Option on the date the option is granted.

     (b) Except as provided herein, the term of an Initial Option shall be for a period of ten (10) years from the date the option is granted.

     (ii) In addition, each non-employee director shall, on each October 1 following the grant date of his or her Initial Option (the "Additional Grant Date"), if he or she is still a non-employee director on such date, automatically be granted an option to purchase 4,500 shares of the Company's Common Stock (the "Additional Option") at the following price for the following term and otherwise in accordance with the terms of the Plan:

     (a) The option exercise price per share of Common Stock shall be the Fair Market Value (as defined below) of the Common Stock covered by such Additional Option on the Additional Grant Date.

     (b) Except as provided herein, the term of an Additional Option shall be for a period of ten (10) years from the Additional Grant Date.

     (iii) "Fair Market Value" shall mean, for each grant date, (A) if the Common Stock is listed or admitted to trading on the New York Stock Exchange (the "NYSE") or the American Stock Exchange (the "ASE"), the average of the high and low sales prices of the Common Stock on such date, or if no sale takes place on such date, the average of the highest closing bid and lowest closing asked prices of the Common Stock on such exchange, in each case as officially reported on the NYSE or the ASE, or (B) if no shares of Common Stock are then listed or admitted to trading on the NYSE or the ASE, the average of the high and low sales prices of the Common Stock on such date on the Nasdaq National Market System or, if no shares of Common Stock are then quoted on the Nasdaq National Market System, the average of the closing bid and highest asked prices of the Common Stock on such date on Nasdaq or, if no shares of Common Stock are then quoted on Nasdaq, the average of the highest bid and lowest asked prices of the Common Stock on such date as reported in the over-the-counter system. If no closing bid and
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highest asked prices thereof are then so quoted or published in the over-the-
counter market, "Fair Market Value" shall mean the fair value per share of Common Stock on such date as determined in good faith by the Board.

6.  Regulatory Compliance and Listing
    ---------------------------------

     The issuance or delivery of any option may be postponed by the Company for such period as may be required to comply with the federal securities laws, any applicable listing requirements of any applicable securities exchange and any other law or regulation applicable to the issuance or delivery of such options, and the Company shall not be obligated to issue or deliver any options if the issuance or delivery of such options would constitute a violation of any law or any regulation of any governmental authority or applicable securities exchange.

7.  Restrictions on Exercisability and Sale
    ---------------------------------------

     (i) Except as provided in Paragraph 7(ii) below, and subject to Paragraph 7(iii) below, each option granted under the Plan may be exercisable as to 33 1/3% of the total number of shares issuable under such option on each of the three successive anniversaries of the grant date of such option.

     (ii) If any event constituting a "Change in Control of the Company" shall occur, all options granted under the Plan which are outstanding at the time a Change of Control of the Company shall occur shall immediately become exercisable. A "Change in Control of the Company" shall be deemed to occur if
(i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
Act) of 50% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     (iii) Notwithstanding anything herein to the contrary, if the shares of Common Stock issuable upon exercise of options granted under the Plan have not been registered under the
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Securities Act of 1933, as amended, the Board may consider the exercisability of options upon compliance with applicable federal and state securities laws.

8.  Cessation as Director
    ---------------------

     Except as otherwise provided in Paragraph 7(ii), in the event that the holder of an option granted pursuant to the Plan shall cease to be a director of the Company for any reason such holder may exercise any portion of the option that is exercisable by him or her at the time he or she ceases to be a director of the Company, but only to the extent such option is exercisable as of such date, within six months after the date he or she ceases to be a director of the Company.

9.  Death
    -----

     In the event that a holder of an option granted pursuant to the Plan shall die, his or her estate, personal representative or beneficiary may exercise any portion of the option that was exercisable by the deceased optionee at the time of his or her death, but only to the extent such option is exercisable as of such date, within twelve months after the date of his or her death.

10.  Stock Splits, Mergers, etc.
     ---------------------------

     In the event of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board of Directors, whose determination shall be final, to the number of shares of Common Stock which may thereafter be available under the Plan, the number of shares subject to outstanding options granted hereunder and the option exercise price per share of Common Stock which may be purchased under any outstanding options. In the case of a merger, consolidation or similar transaction which results in a replacement of the Company's Common Stock and stock of another corporation but does not constitute a Change in Control of the Company, the Company will make a reasonable effort, but shall not be required, to replace any outstanding options granted under the Plan with comparable options to purchase the stock of such other corporation, or will provide for immediate maturity of all outstanding options, with all options not being exercised within the time period specified by the Board of Directors being terminated.

11.  Transferability
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     Options are not assignable or transferable, except upon the optionholder's death to a beneficiary designated by the optionee in accordance with procedures established by the Board or, if no designated beneficiary shall survive the optionholder, pursuant to the optionholder's will or by the laws of descent and distribution, and during the optionholder's lifetime, may be exercised only by him or her.

12.  Exercise of Options
     -------------------

     An optionholder electing to exercise an option shall give written notice to the Company of such election and of the number of shares of Common Stock that he or she has elected to acquire. An optionholder shall have no rights of a stockholder with respect to shares of Common Stock
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covered by his or her option until after the date of issuance of a stock certificate to him or her upon partial or complete exercise of his or her option.

13.  Payment
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     The option exercise price shall be payable in cash, check or in shares of
Common Stock upon the exercise of the option. If the shares of Common Stock are tendered as payment of the option exercise price, the value of such shares shall be the Fair Market Value as of the date of exercise. If such tender would result in the issuance of fractional shares of Common Stock, the Company shall instead return the difference in cash or by check to the optionholder.

14.  Obligation to Exercise Option
     -----------------------------

     The granting of an option shall impose no obligation on the director to exercise such option.

15.  Continuance as Director
     -----------------------

     Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Company's stockholders.

16.  Term of Plan
     ------------

     The Plan shall be effective as of the date on which it is adopted by the Board, subject to the approval of the stockholders of the Company within one year from the date of adoption by the Board. The Plan will terminate on the date ten (10) years after the date of adoption by the Board, unless sooner terminated by the Board. The rights of optionees under options outstanding at the time of termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option (as then in effect or thereafter amended).